Exhibit 10.11

FIREFLY AEROSPACE INC.

PERFORMANCE-BASED, INCENTIVE COMPENSATION PLAN

1	Philosophy

Firefly Aerospace, Inc. (“Firefly”) is committed to wages and benefits that are competitive with a market-based, pay-for-performance compensation philosophy, providing such base pay and short-term and long-term incentive Awards in line with those of the space industry. This Performance-Based, Incentive Compensation Plan (the “Plan”) is intended to reward high performance employees, and to retain these employees in critical roles, through the issuance of bonus and stock option Awards (each, an “Award”).

2	Administration

2.1	General

This Plan supersedes the terms of any prior bonus plans of Firefly. The Plan is maintained and administered by, or under the direction of, the Compensation Committee (the “Compensation Committee”) of the Firefly Board of Directors (the “Board”).

January 1 to December 31 is Firefly’s financial year. The “Plan Year” is the same as the financial year.

2.2	No Contractual Obligations; Amendments

This Plan does not create a contractual obligation on the part of Firefly. Firefly expressly reserves the right to modify, discontinue, or otherwise change the Plan outlined in this document at the sole and absolute discretion of Firefly without advance notice.

The Compensation Committee may at any time, or from time to time, in its sole and absolute discretion, (a) amend, alter or modify the provisions of this Plan, (b) terminate this Plan, or (c) terminate the participation of an employee or group of employees in this Plan; provided, however, that in the event of the termination of the Plan or a termination of participation, the Compensation Committee, in its sole and absolute discretion, may determine that a prorated Award is payable to employees who were participants in this Plan under such terms and conditions as established by the Compensation Committee.

Participation in the Plan does not confer upon any employee any right to continue in the employ of Firefly or its subsidiaries, nor interfere in any way with the right of Firefly and its subsidiaries to terminate any employee’s employment at any time. Firefly and its subsidiaries are under no obligation to continue the Plan in future years.

Receipt of an Award for one Plan Year does not create a right to an Award for any other Plan Year. All Awards (including the amounts thereof) are made at the sole discretion of Firefly.

Under no circumstances will an individual’s Awards under this Plan be considered final unless and until after it is calculated, determined, and paid to the individual, and all other conditions are satisfied.

No employee shall have (or be deemed to have) any right to any compensation, whether bonus or equity and regardless of the medium of payment, for any loss or perceived loss under this Plan.

The rights and obligations arising under this Plan are separate from, and do not form part of, any employee’s contract of employment or employment relationship with Firefly or its subsidiaries.

3	Performance Objectives

Each year, Firefly shall determine and communicate that year’s Plan specifics, which shall be described to eligible employees in writing. Firefly reserves the sole discretion to change the formulae, methodologies, metrics, Company Performance Objectives, and Individual Performance Objectives from Plan Year to Plan Year and within a Plan Year.

3.1	Company Performance Objectives

At the beginning of each Plan Year, the Board will set Firefly’s financial, operating, and strategic goals. Based on those goals, the Compensation Committee will approve the Company Performance Objectives for the Plan Year. When the Company Performance Objectives are comprised of two or more metrics, the Compensation Committee will also approve a relative weight for each of those metrics.

After each Plan Year, the Compensation Committee will assess Firefly’s performance against each metric comprising the Company Performance Objectives and determine whether Firefly’s performance rating against each metric (i) did not meet Threshold, (ii) met Threshold, (iii) met Target, or (iii) met Maximum.

•	“Target” is equal to the applicable metric identified at the beginning of each Plan Year.

•	“Threshold” means Firefly achieved 80% or more of the metric up to the Target metric.

•	“Maximum” means Firefly achieved 120% or more of the metric.

The metric and potential payouts for each of the performance ratings are set forth in the below table.

Level	Metric	Payout
Maximum	120% of AOP criteria	150% of Target STI
Target	Meets AOP criteria	100% of Target STI
Threshold	80% of AOP criteria	80% of Target STI

Leadership Bonuses Example: If the Company Performance Objectives are comprised of three metrics, the Compensation Committee might determine that Metric #1 is weighted 25%, Metric #2 is weighted 25%, and Metric #3 is weighted 50% of the Company Performance Objectives.

For an eligible employee participating in Extended Leadership -Band 5 with a Target Leadership Bonus equal to 20% of his or her base salary, the potential bonus payable from the Company Performance Objectives would be as follows (also see Schedule 2, Example Calculation #2):

	Weight=25%		Weight=25%		Weight=50%
Achievement Level	Metric #1	% of Base	Metric #2	% of Base	Metric #3	% of Base	Company as % of Base	Individual Objectives [1]	Total Bonus as % of Base
Threshold	80%	2.00%	80%	2.00%	80%	4.00%	8.00%	10.00%	18.00%
Target	100%	2.50%	100%	2.50%	100%	5.00%	10.00%	10.00%	20.00%
Maximum	120%	3.75%	120%	3.75%	120%	7.50%	15.00%	15.00%	30.00%

[1]	Assumes Individual Performance Objectives component pays in full

At the end of the applicable Plan Year,

•	If Firefly achieves Target for each of the three metrics, the Company Performance Objectives portion of the eligible employee’s bonus would be equal to 10.00% (2.5%+2.5%+5.0%). See blue above.

•	If Firefly achieves Maximum for each of the three metrics, the Company Performance Objectives portion of the eligible employee’s bonus would be equal to 15.00% (3.75%+3.75%+7.5%). See blue above.

•

If Firefly achieves 80% for Metric #1, 100% for Metric #2, and 120% for Metric 3, the Company Performance Objectives portion of the eligible employee’s bonus would be equal to 12% (2.0%+2.5%+7.5%). See green above.

Leadership Bonuses are paid on a straight-line pro rata basis between the defined percentage amounts for each metric. For example, straight line from below Threshold to Threshold, from Threshold to Target, and from Target to Maximum.

3.2	Individual Performance Objectives

Each Plan Year, the Chief Executive shall be responsible for assigning Individual Performance Objectives for all employees, provided that the Individual Performance Objectives for the Chief Executive and his direct reports will be reviewed with the Compensation Committee at the beginning of each Plan Year.

The Compensation Committee will assess annually the individual performance of the Chief Executive against his Individual Performance Objectives and consider other relevant impacts on performance.

The Compensation Committee or its authorized delegate may coordinate with the Chief Executive for the assessment of the individual performance of the Chief Executive’s direct reports against their respective Individual Performance Objectives and consider other relevant impacts on performance.

The individual performance of the members of the Extended Leadership team, front line Managers, and individual contributors against their respective Individual Performance Objectives is subject to review by successively higher levels of senior management and, ultimately, Chief Executive review and approval.

4	Short-Term Incentive Awards

4.1	Leadership Bonuses

A. Eligibility. Firefly has the sole discretion to determine which members of Firefly’s executive and extended leadership teams are eligible for bonuses (“Leadership Bonuses”). It is expected, however, that eligibility shall be limited to employees who (i) are assigned to an eligible role with Firefly, (ii) are compensated through Firefly’s payroll; and (iii) receive, and acknowledge receipt of, an annual written notification of their eligibility from Firefly. Firefly’s discretion to determine eligibility includes, without limitation, the right to modify, in part or in full, the Leadership Bonuses (amounts, structure, objectives for achievement, performance levels, etc.) described in this Section 4 for individuals who are included in sales incentive compensation programs or plans.

In order to be paid a Leadership Bonus, an eligible employee must be actively employed (and not under notice given or received) for the entire applicable Plan Year and through the date in the following year that Leadership Bonuses are paid under the Plan (the “Active Employment Requirement”).

The Active Employment Requirement will be waived by Firefly for otherwise eligible employees who:

(1)	are newly hired or promoted into an eligible position during the Plan Year; or

(2)

terminate employment prior to the date Leadership Bonuses are paid for the Plan Year due to death, Retirement or layoff/redundancy, so long as the employee was actively employed in an eligible position for a minimum of 90 days during the Plan Year, subject to the agreed terms of the employment letter.

The Compensation Committee may waive, in its sole discretion, the Active Employment Requirement in any case it deems appropriate. For example, the Active Employment Requirement could be waived for otherwise eligible employees who are on an approved leave of absence during the Plan Year.

Subject to the agreed terms of the employment letter, any Leadership Bonuses made in connection with a waiver of the Active Employment Requirement shall be prorated for the applicable Plan Year based on service by dividing the number of days worked in the applicable Plan Year by 365.

“Retirement” under this Plan shall mean separating from service with Firefly on or after attainment of (i) age 60 and completion of five years of continuous employment, or (ii) age 55 and completion of ten years of continuous employment. Continuous employment under this Plan means continuous employment with Firefly or one of its wholly owned subsidiaries. If retirement at an earlier age than (i) or (ii) above is mandatory under applicable law, retirement shall mean the mandatory retirement date and completion of five years of continuous employment.

B. New Hires; New Role. If an employee moves from one job level to a higher or lower job level with different Leadership Bonus payouts under this Plan, their Leadership Bonus for the Plan Year will be prorated based on the number of days in the Plan Year at each level/role.

If an employee moves from an ineligible role to an eligible role or from an eligible role to an ineligible role, their Leadership Bonus will be pro-rated for the number of days in the Plan Year in the eligible role.

Firefly has the sole discretion to determine who and what roles are eligible for Leadership Bonuses.

Guaranteed bonus payments in the first year of employment with Firefly will not be made except with the prior approval of the Compensation Committee.

C. Exiting Employees. Any payment made to a former or exiting employee due to a waiver of the Active Employment Requirement (other than due to death) is contingent on the employee signing and not revoking a general release of claims in a form provided by Firefly (the “General Release”), unless otherwise required by local law.

Subject to any obligations in an individual’s employment letter, Leadership Bonuses made to eligible employees who have left Firefly during the Plan Year (up to and including a last day of employment of December 31) due to death, Retirement or layoff/redundancy will be pro-rated based on the payouts for the individual’s Individual and Company Performance Objectives at a Target rating and will not be changed, once paid, either up or down, based on actual total year results. Such payments will be made as soon as practicable following the effective date of the General Release (other than due to death).

D. Timing of Payments. Leadership Bonuses are made based on the applicable Plan Year during which the employees performed the services and are generally paid (to the extent payable) on the next normal payroll date following the date after (i) after Firefly’s Annual Performance Review process is completed, (ii) the audited financials have been approved by the Board, and (iii) within 120 days of the end of the applicable Plan Year.

E. Leadership Bonuses Amounts. Schedule 1 provides the overall structure of the Firefly Performance Based Compensation Plan, Schedule 2 provides details Leadership Bonuses relating to the achievement of each of the Company Performance Objectives and the Individual Performance Objectives, together with the scale of the Leadership Bonuses paid for various levels of performance. Schedule 3 provides example calculations of Leadership Bonuses.

Leadership Bonuses are calculated using the eligible employee’s base salary in effect on December 31.

Unless approved by the Compensation Committee, no Leadership Bonus payable for any Plan Year based on Individual Performance Objectives will increase an eligible employee’s Leadership Bonus for the Plan Year above Target unless the Company Performance Objectives exceed Target, provided that an employee may exceed performance against his or her Individual Performance Objectives such that his or her total Leadership Bonus may equal Target even if the Company Performance Objectives are less than Target.

4.2	Spot Bonus Pool

A. Eligibility. Front line managers and individual contributors making an extraordinary contribution to the furtherance of Firefly financial performance or advances in Firefly culture may be nominated by their manager or executive sponsor for a cash bonus on a spot basis (a “Spot Bonus”), subject to the approval by the Chief Executive in his discretion.

B. Payment. Approved Spot Bonuses will be paid from the Spot Bonus during the Plan Year, provided that aggregate Spot Bonuses for the applicable Plan Year may not exceed the amount of the Spot Bonus Pool approved by the Compensation Committee. Spot Bonuses will be paid to the eligible employee in a lump sum on the next normal payroll date following approval of the appliable Spot Bonus.

5	Long Term Incentive Awards

5.1	General

Firefly has the sole discretion to determine who and what roles are eligible for long term incentives in the form of Firefly stock options (“Option Awards”). The issuance of any such Option Awards shall be in accordance with, and subject to, the terms and conditions of the Amended and Restated Firefly Aerospace, Inc. 2017 Stock Plan, as amended (the “Stock Plan”) and the stock option agreement and such other documents or agreements (collectively, the “Stock Agreement”) as Firefly may require to memorialize such Option Awards. This Plan shall not amend or otherwise modify the terms and conditions of the Stock Plan or any Stock Agreement.

The “Agreed Share Price” is a target price per share of Firefly Common Stock set by the Compensation Committee and based on the per share price of the Common Stock upon a hypothetical sale (or IPO) of Firefly at a hypothetical transaction price. Annually the Compensation Committee shall assess the value of the Agreed Share Price to determine if it provides an appropriate long-term incentive for Firefly employees. The Agreed Share Price for Plan Year 2024 is equal to $7.00 per share of Common Stock.

All Option Awards (and the Stock Agreements) will be issued subject to 3-year time vesting, with a one year cliff and then vesting on a quarterly basis for the remaining two years, provided that the Compensation Committee reserves the right to change the vesting conditions for Option Awards on a prospective basis.

Vesting of any stock options will be subject to the terms and conditions of the Stock Plan and Stock Agreement and, in general, depend on the awardee’s continued employment with Firefly on the applicable vesting dates stated in the applicable Stock Agreement.

5.2	Executive Leadership & Extended Leadership Option Awards

To ensure that the granting of Option Awards to members of Firefly’s executive and extended leadership teams (such awards, “Leadership Awards”) are performance based, such Leadership Awards shall be tied to each eligible employee’s Leadership Bonus.

Each eligible employee receiving a Leadership Bonus shall receive a Leadership Award with a Dollar value that is equal to three times the Dollar value of his or her Leadership Bonus (final amount to be paid).

The number of shares subject to the Leadership Award shall be determined by dividing the Dollar value of the award by the Agreed Share Value and rounded down to the next whole share (no fractional shares).

The forgoing represents a framework for determining the reasonableness of each Leadership Award, but all Leadership Awards remain subject to Compensation Committee approval.

5.3	Manager/Contributor Option Pool and Spot Option Pool

Front line managers and individual contributors making extraordinary contributions to Firefly shall be eligible for Option Awards from the Manager/Contributor Option Pool and/or the Spot Option Pool by nomination of their manager or executive sponsor, subject to the approval by the Chief Executive in his discretion. These Option Awards are made based on the applicable Plan Year during which the employees performed the services and are generally awarded within 30 days following the later of when (i) Firefly’s Annual Performance Review process is completed, and (ii) the audited financials have been approved by the Board.

No employee eligible to receive a Leadership Award shall be eligible to receive Option Awards from the Manager/Contributor Option Pool or the Spot Option Pool.

A. Number of Shares in the Pools at Target. At the beginning of each Plan Year, the Compensation Committee shall approve the number of shares (determined at a Target rating) allocated to the Manager/Contributor Option Pool and the Spot Option Pool.

(1)

The Dollar value of the Manager/Contributor Option Pool at Target is equal to (i) 15%, multiplied by (ii) Firefly’s total base salary payroll, excluding taxes and excluding the aggregate payroll for the eligible employees participating in the Leadership Bonuses. The total number of shares in the pool is equal to the amount determined pursuant to the preceding sentence, divided by the Agreed Share Price and rounded down to the next whole share (no fractional shares).

(2)

The value of the Spot Option Pool at Target is equal to $1,000,000, such amount to reviewed and approved each year by the Compensation Committee. The total number of shares in the pool is equal to the amount determined pursuant to the preceding sentence, divided by the Agreed Share Price and rounded down to the next whole share (no fractional shares).

For the 2024 Plan Year, the Manager/Contributor Pool will consist of 1,379,220 shares at a Target rating, and the Spot Option Pool will consist of 142,857 shares at a Target rating.

B. Pool Increases if Company Performance Objectives Exceed Target. At the end of each Plan Year, if the Compensation Committee determines that the Company Performance Objectives exceeded a Target rating for Short Term Incentives, the number of shares comprising the Manager/Contributor Option Pool and the Spot Option Pool shall each be increased by up to 20% (120% of the Target amount if the Company Performance Objectives met Maximum). The Spot Option Pool will be increased on a straight-line pro rata basis between each metric from Target to Maximum.

When the Company Performance Objectives are comprised of two or more metrics, the number of shares comprising the Manager/Contributor Option Pool and the Spot Option Pool shall each be increased by an amount equal to the relative weight of those metrics that exceeded Target, multiplied by an up to 20%. For example, if the Company Performance Objectives consisted of three metrics of which one met Target and two were determined to be at Maximum, and their relative weight to the two that were rated a Maximum was equal to 50% of the Company Performance Objectives, the Manager/Contributor Option Pool and the Spot Option Pool would each be increased by 10% (20% x 50%).

5.4	New Hires; Promotions; 5-Year Service Awards

At the beginning of each Plan Year, and as part of its annual budgeting process, Firefly will estimate (i) the number of new employees to be hired during the Plan Year and their corresponding base salaries, (ii) the number of Firefly employees to be promoted during the Plan Year, and (iii) the number of employees who will achieve 5 years of service for Firefly.

A. New Hires. At the beginning of each Plan Year, the Compensation Committee shall approve a pool of shares available for Option Awards in connection with hiring new high-performance employees. This pool will be based on the following principles:

•

New hires should not receive an Option Award greater in value than 25% of their starting base salary without the approval of the Chief Executive, provided that the compensation arrangements of any direct report to the Chief Executive must be approved by the Compensation Committee.

•	Each such award shall be converted to a number of shares by dividing the “value” of the award by the Agreed Share Price and rounded down to the next whole share (no fractional shares).

While the above provides a general framework for the determination of a reasonable number of options to be offered to new hires, every Option Award remains subject to Compensation Committee approval.

B. Promotions. At the beginning of each Plan Year, the Compensation Committee shall approve a pool of shares available for Option Awards in connection with employee promotions. For the 2024 Plan Year, 300,000 shares have been set aside for promotion-related Option Awards.

C. 5-Year Service Awards. At the beginning of each Plan Year, the Compensation Committee shall approve a pool of shares available for Option Awards in connection with 5-Year Service Awards. For the 2024 Plan Year, 62,500 shares have been set aside for 5-Year Service Awards.

5.5	Impact on Stock Plan

Notwithstanding the number of shares set aside in the Stock Plan for issuance pursuant to this Section 5.5, the award of any and all Option Awards are subject to the performance conditions set forth above.

For each Plan Year, Firefly will ensure that there are sufficient shares for issuance in the Stock Plan to permit Option Awards for the Plan Year in amounts equal to the sum of:

(1)	The aggregate number of shares to be issued as Leadership Awards assuming all employees eligible to receive such awards receive the maximum amounts permitted under this Plan, plus

(2)	The number of shares in the Manager/Contributor Option Pool assuming the Company Performance Objectives for the Plan Year are rated at Maximum, plus

(3)	The number of shares in the Spot Option Pool assuming the Company Performance Objectives for the Plan Year are rated at Maximum.

For each Plan Year, Firefly also will ensure that there are sufficient shares for issuance in the Stock Plan to permit Option Awards for the Plan Year in amounts equal to the sum of the pools established for the Plan Year for new hires, promotions, and 5-Year Service Awards.

Then, prior to the applicable Evergreen Date (as defined in the Stock Plan), Firefly will review such projected option share needs with the Compensation Committee, as well as any other circumstances that may impact projected option share needs, to enable the Compensation Committee to evaluate the relative size of the Evergreen Increase (as defined in the Stock Plan) for the applicable Plan Year.

6	Taxes

If any amounts paid pursuant to this Plan are treated as part of income from employment for any employee, it will be taxed accordingly. Firefly will deduct and withhold all required withholding taxes from any payment or other consideration deliverable to an employee pursuant to any such payment.

7	Plan Terms and Conditions

A. Complete Understanding. The Plan and its terms (including any rules or administrative procedures established hereunder) represent the complete understanding between Firefly and eligible employees with regard to terms of the Plan and any Awards hereunder, and control in the event of inconsistencies with any other Firefly documents or any statements made by Firefly to employees concerning the Plan.

B. Offset; Reimbursement. To the extent permitted under applicable law, if an individual receives an overpayment or otherwise owes Firefly money which has not been repaid during the course of or at the conclusion of employment with Firefly, Firefly reserves the right to adjust any Award under the Plan by the amount of the overpayment or to otherwise recover the overpayment by any lawful means.

C. Disputes. In the event of a claim or dispute brought forth by any employee, the decision of the Compensation Committee as to the facts in the case and the meaning and intent of any provision of the Plan, or its application, shall be final, binding, and conclusive.

D. Law. The Plan is governed by the laws of the State of Texas and as such will be construed under and in accordance with the laws of the State of Texas without regard to conflicts of law.

E. Severable. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

F. No Assignment. The right to any Awards or any other rights under the Plan, are not assignable in any manner whatsoever (except to the extent of beneficiary designations made pursuant to established administrative procedures). No employee may create a lien or any other encumbrance on any present or future interest he or she may have under the Plan.

G. Clawback for Misconduct. Firefly reserves the right to claw back amounts paid under this Plan or to reduce an employee’s ability to earn additional amounts under this Plan if it determines the Employee has engaged in misconduct (in the current or any prior plan year), including but not limited to misconduct that violates any of Firefly’s policies, including without limitation sales policies and relevant laws.

H. Right to Amend the Plan is Reserved. The Plan is offered at the sole discretion of Firefly, which reserves the right to modify, adjust, change, or terminate the Plan at any time and for any reason.

Plan:	Performance-Based, Incentive Compensation Plan
Version:	1.0
Date:	2024.